Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

KALA BIO, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	115.32
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	354,663 shares (2)	$7.82 (3)	$2,773,464.66 (3)	0.0001476	$409.37
Equity	Common Stock, $0.001 par value per share	Other	450 shares (4)	$14.43 (5)	$6,493.50 (5)	0.0001476	$0.96
Equity	Common Stock, $0.001 par value per share	Other	1,910 shares (4)	$10.63 (5)	$20,303.30 (5)	0.0001476	$3.00
Equity	Common Stock, $0.001 par value per share	Other	3,125 shares (4)	$7.85 (5)	$24,531.25 (5)	0.0001476	$3.63
Total Offering Amounts					$2,824,792.71		$416.96
Total Fee Offsets							$0
Net Fee Due							$416.96

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Reflects (i) 327,070 shares added to the Amended and Restated 2017 Equity Incentive Plan as of January 1, 2024 and (ii) 27,593 shares added to the Amended and Restated 2017 Employee Stock Purchase Plan as of January 1, 2024, pursuant to each plan’s evergreen provision.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Capital Market on March 26, 2024.
(4)	Consists of shares issuable under new hire inducement stock option awards granted between June 23, 2023 and January 16, 2024 in accordance with Nasdaq Listing Rule 5635(c)(4).
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum price per share and the maximum aggregate offering price are calculated on the basis of the exercise price of the options outstanding under the applicable inducement stock option award.